Exhibit 3.18

XERIUM ASIA, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Xerium Asia, LLC, a Delaware limited liability company (the “LLC”), is made by Xerium Technologies, Inc., a Delaware corporation (the “Member”), and is effective as of this 1st day of January, 2009.

SECTION 1. Formation. The LLC was formed upon the filing of its certificate of formation (the “Certificate of Formation”) with the Secretary of State of the State of Delaware. The LLC was formed upon the conversion of Xerium Asia, Inc., a Delaware corporation.

SECTION 2. Purpose and Powers. The purpose of the LLC is to engage in any activity for which limited liability companies may be organized in the State of Delaware. The LLC shall possess and may exercise all of the powers and privileges granted by the Delaware Limited Liability Company Act, 6 Del. C.§§ 18-101, et seq. (the “Act”) or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the LLC.

SECTION 3. Registered Office. The initial registered office of the LLC in the State of Delaware shall be located at the address for such office as set forth in the certificate of formation for the LLC filed with the Office of the Secretary of State of the State of Delaware. The registered office of the LLC may changed from time to time with the approval of the Board of Managers (as defined in Section 9).

SECTION 4. Registered Agent. The name of the initial registered agent of the LLC for service of process on the LLC in the State of Delaware shall be as set forth in the Certificate of Formation. The registered agent of the LLC may be changed from time to time with the approval of the Board of Managers (as defined in Section 9).

SECTION 5. Admission of Member. Simultaneously with the filing of the Certificate of Formation with the Office of the Secretary of State of the State of Delaware, Xerium Technologies, Inc. is admitted as the sole member of the LLC in respect of the Interest (as hereinafter defined).

SECTION 6. Interest and LLC Unit. The LLC shall be authorized to issue a single class of limited liability company interest (as defined in the Act). The entire limited liability company interest of the LLC, together with the rights of the sole member of the LLC under this Agreement and the Act (the “Interest”), shall be represented by a certificate in the form attached hereto as Exhibit A. The Interest shall be represented by one (1) unit of interest (the “LLC Unit”).

SECTION 7. Capital Contributions. The Member may contribute cash or other property to the LLC as it shall decide, from time to time.

SECTION 8. Tax Characterization and Returns. So long as the LLC has only one member, it is the intention of the Member that the LLC be disregarded for federal and state income tax purposes and that the activities of the LLC be deemed to be the activities of the Member for such purposes. All provisions of the LLC’s Certificate of Formation and this Agreement are to be construed so as to preserve that tax status under those circumstances. Prior to any transaction that would result in the LLC having more than one member (including, without limitation, the admission of another member by the LLC or the transfer by the Member of less than all of the Interest), appropriate amendments shall be made to this Agreement to reflect the change in the Company’s classification for federal and state income tax purposes that would result from such transfer or admission.

SECTION 9. Management.

(a) Board of Managers. The management of the LLC shall be vested in a Board of Managers (the “Board of Managers”) elected by the Member. The total number of members on the Board of Managers (the “Managers”) shall be three unless otherwise fixed at a different number by an amendment hereto. The Member hereby elects Stephen Light, Michael O’Donnell and Marshall Woodworth as the initial Managers of the LLC, to serve until their successors are elected and qualified. A Manager shall remain in office until removed by a written instrument signed by the Member or until such Manager resigns in a written instrument delivered to the Member or such Manager dies or is unable to serve. In the event of any vacancy on the Board of Managers, the Member may fill the vacancy by written instrument. Each Manager shall have one (1) vote. Except as otherwise provided in this Agreement, the Board of Managers shall act by the affirmative vote of a majority of the total number of Managers and no single Manager shall have the right, power or authority to bind the LLC. Each Manager shall perform his or her duties as such in good faith, in a manner he reasonably believes to be in the best interests of the LLC, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his duties shall not have any liability by reason of serving or having served as a Manager. A Manager shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the LLC.

(b) Meetings and Powers of Board of Managers. The Board of Managers shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures consistent with the terms of this Agreement. Any action required to be taken at a meeting of the Board of Managers, or any action that may be taken at a meeting of the Board of Managers, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting. Notwithstanding anything to the contrary in this Section 9, the Board of Managers may take any action that may be taken by the Board of Managers under this Agreement without a meeting if such action is approved by the unanimous written consent of the Managers. Except as otherwise provided in this Agreement, all powers to control and manage the business and affairs of the LLC shall be exclusively vested in the Board of Managers, and the Board of Managers may exercise all powers of the LLC and do all such lawful acts as are not by statute, the Certificate of Formation or this Agreement directed or required to be exercised or done by the Member and in so doing shall have the right and authority to take all actions which the Board of Managers deems necessary, useful or appropriate for the management and conduct of the business of the LLC; provided, however, that the Member may amend this Agreement at any time and thereby broaden or limit the Board of Managers’ power and authority.

(c) Officers. The LLC shall have officers who are appointed by the Board of Managers (the “Officers” and each an “Officer”). The Officers of the LLC shall consist of a President, one or more Vice Presidents, a Secretary and a Treasurer. The initial Officers of the LLC shall be:

President and Assistant Secretary: Stephen Light

Vice President, Chief Financial Officer and Assistant Secretary: Michael O’Donnell

Treasurer and Secretary: Theodore D. Orban

Vice President and Assistant Secretary: Thomas Johnson

The powers and duties of each Officer shall be as follows:

The President. The President shall have, subject to the supervision, direction and control of the Board of Managers, the general powers and duties of supervision, direction and management of the affairs and business of the LLC usually vested in the president of a corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the LLC and the power to execute any agreements, deeds, certificates, notes or other documents on behalf of the LLC, provided that the approval of the Board of Managers or the Member is first obtained if such approval is required under the other provisions of this Agreement or the Act.

The Vice Presidents. Each Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Managers or the President.

The Secretary. The Secretary shall attend meetings of the Board of Managers and meetings of the Member and record all votes and minutes of all such proceedings in a book kept for such purpose. He or she shall have all such further powers and duties as generally are incident to the position of a secretary of a corporation or as may from time to time be assigned to him or her by the Board of Managers or the President.

The Treasurer. The Treasurer shall have custody of the LLC’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the LLC and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the LLC in such depositories as may be designated by the Board of Managers. The Treasurer shall also maintain adequate records of all assets, liabilities, and transactions of the LLC and shall see that adequate audits thereof are currently and regularly made. The Treasurer shall have such other powers and perform such other duties that generally are incident to the position of a treasurer of a corporation or as may from time to time be assigned to him or her by the Board of Managers or the President.

The powers and duties of each Officer set forth herein shall be deemed to be delegated by the Board of Managers to such Officer pursuant to Section 18-407 of the Act.

Each of the Officers of the LLC shall be an “authorized person” within the meaning of the Act for purposes of executing certificates and other documents to be filed by the LLC.

(d) Indemnification of the Managers and Officers. Unless otherwise provided in this Section 9, the LLC shall indemnify, save harmless, and pay all judgments and claims against any Manager or Officer relating to any liability or damage incurred by reason of any act performed or omitted to be performed by any Manager or Officer in connection with the business of the LLC, including reasonable attorneys’ fees incurred by the Manager or Officer in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred. Unless otherwise provided in this Section 9, in the event of any action by the Member against any Manager or Officer, including a derivative suit, the LLC shall indemnify, save harmless, and pay all expenses of such Manager or Officer, including reasonable attorneys’ fees incurred in the defense of such action. Notwithstanding the provisions of this Section 9, this Section shall be enforced only to the maximum extent permitted by law, and no Manager or Officer shall be indemnified from any liability for the fraud, intentional misconduct, gross negligence or a knowing violation of the law which was material to the cause of action.

(e) Rights and Powers of the Member. The Member shall not have any right or power to take part in the management or control of the LLC or its business and affairs or to act for or bind the LLC in any way. Notwithstanding the foregoing, the Member has all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. The Member has no voting rights except with respect to those matters specifically set forth in this Agreement and, to the extent not inconsistent herewith, as required in the Act. Notwithstanding any other provision of this Agreement, no action may be taken by the LLC (whether by the Board of Managers or otherwise) in connection with any of the following matters without the prior written consent of the Member:

i. the dissolution or liquidation, in whole or in part, of the LLC, or the institution of proceedings to have the LLC adjudicated bankrupt or insolvent;

ii. the filing of a petition seeking or consenting to reorganization or relief under any applicable federal or state bankruptcy law;

iii. consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the LLC or a substantial part of its property;

iv. the merger of the LLC with any other entity or the conversion of the LLC into another type of legal entity;

v. the sale of all or substantially all of the LLC’s assets;

vi. any change in the classification of the LLC for federal or state income tax purposes; or

vii. the amendment of this Agreement.

SECTION 10. Distributions. Subject to section 18-607 and 19-804 of the Delaware Limited Liability Company Act, the Board of Managers may cause the LLC to distribute any cash held by it which is not reasonably necessary for the operation of the LLC.

SECTION 11. Assignments. The Member may assign all or any part of the Interest, subject to Section 8.

SECTION 12. Dissolution. The LLC shall dissolve, and its affairs shall be wound up, upon the earlier to occur of (a) the decision of the Member to dissolve the LLC, or (b) an event of dissolution of the LLC under the Act; provided, however, that ninety (90) days following any event terminating the continued membership of the Member, if the Personal Representative (as defined in the Act) of the Member agrees in writing to continue the LLC and to admit itself or some other Person as a member of the LLC effective as of the date of the occurrence of the event that terminated the continued membership the Member, then the LLC shall not be dissolved and its affairs shall not be wound up.

SECTION 13. Distributions Upon Dissolution. Upon the occurrence of an event set forth in Section 12 hereof, the Member shall be entitled to receive, after paying or making reasonable provision for all of the LLC’s creditors to the extent required by Section 18-804 of the Act, the remaining funds of the LLC.

SECTION 14. Limited Liability. No Member or Manager shall have any liability for the obligations of the LLC except to the extent required by the Act.

SECTION 15. Amendment. This Agreement may be amended only in a writing signed by the Member.

SECTION 16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

SECTION 17. Severability. Every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

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[signature page to Limited Liability Company Agreement of Xeriun Asia, LLC}

IN WITNESS WHEREOF, the undersigned has caused this Agreement of Limited Liability Company to be executed as of the 1st day of January, 2009.

XERIUM TECHNOLOGIES, INC.

/s/ Stephen R. Light
Print Name: Stephen Light
Title: President and Chief Executive Officer

Consented and Agreed:

/s/ Stephen R. Light
Stephen Light, Manager

/s/ Michael O’Donnell
Michael O’Donnell, Manager

/s/ M H Woodworth
Marshall Woodworth, Manager